Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS RECORD THIRD QUARTER

2007 EARNINGS PER SHARE OF $0.11

•	Net sales increased $21.7 million or 12.4% versus third quarter 2006

•	Earnings per share from continuing operations of $0.11, up significantly versus third quarter 2006 earnings per share from continuing operations of $0.03

•	$8.5 million increase in raw material costs offset by lower selling, general and administrative costs and lower interest expense

•	Performance Chemicals unit volume up 8.7% versus third quarter of 2006

FAIRLAWN, OHIO, September 17, 2007—OMNOVA Solutions Inc. (NYSE: OMN) today reported income from continuing operations of $4.5 million, or $0.11 per diluted share, for the third quarter of 2007, compared to income from continuing operations of $1.2 million, or $0.03 per diluted share, for the third quarter of 2006. Third quarter 2007 net income was $4.5 million, or $0.11 per diluted share, compared to net income of $3.3 million, or $0.08 per diluted share, for the third quarter of 2006. Net sales increased $21.7 million, to $196.8 million, for the third quarter of 2007 as compared to $175.1 million during the same period a year ago. Contributing to the sales increase in the third quarter of 2007 were improved unit volumes of $14.2 million, sales price increases of $6.1 million and favorable foreign exchange translation of $1.4 million. Gross profit decreased to $36.8 million, with gross profit margin of 18.7%, in the third quarter of 2007 as compared to $37.9 million, with gross profit margin of 21.6%, in the third quarter of 2006. Cost of goods sold for the third quarter of 2007 increased $22.8 million, to $160.0 million, versus the same quarter last year. The increase was driven by higher raw material costs of $8.5 million, increased volume of

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$3.7 million, higher transportation costs of $1.0 million, increased manufacturing and quality costs of $7.3 million, and $2.3 million for resale merchandise.

“We are encouraged by the strong earnings expansion overall, as well as the sales and volume growth in both Performance Chemicals and Decorative Products, despite what continues to be a challenging operating and economic environment,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “We are concerned that new business wins did not translate into higher gross profit during the quarter due to significantly higher raw material costs, new business startup costs and weaker sales mix. Our raw material costs were up significantly for styrene, butadiene and vinyl acetate versus both the second quarter of 2007 and the third quarter of last year. This hurt our margins as we were not able to increase our pricing enough to offset all of our raw material and other cost increases. Despite weak new residential construction markets, which comprise about 10% of our consolidated sales, we expect to achieve continued year-over-year sales growth in the fourth quarter of 2007 for the Company overall as we leverage new business wins, innovative new products and market opportunities. We will continue aggressive actions to mitigate the impact of higher raw material and other manufacturing costs through productivity and pricing initiatives.”

Selling, general and administrative expense in the third quarter of 2007 decreased $2.0 million to $24.1 million, or 12.2% of sales, despite new business planning system implementation costs of $0.3 million. This compares to $26.1 million, or 14.9% of net sales, in the third quarter of 2006. Earnings from the Company’s Asian joint ventures were $0.5 million in the quarter, including a $0.4 million favorable value-added tax adjustment, versus $0.6 million in the third quarter of last year. Joint venture profitability was negatively impacted by higher raw material costs in Asia and currency fluctuations in Thailand.

Interest expense decreased $1.8 million, to $3.3 million, for the third quarter of 2007 as compared to $5.1 million for the same period a year ago, due to lower average debt and lower average interest rates. Total debt at the end of the third quarter of 2007 was $159.6 million, down $13.4 million from the second quarter of 2007, and $24.8 million lower than the third quarter of 2006. Net debt was $150.6 million at the end of the third quarter of 2007 versus $159.4 million at the end of the second quarter of 2007. During the quarter, the Company redeemed the remaining $3.0 million of its $165 million 11.25% Senior Secured Notes that were outstanding as of May 31, 2007. The $165 million notes were replaced with

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a new seven-year, $150 million term loan credit facility with variable interest rates based on LIBOR plus an applicable spread of 250 basis points. The Company also entered into a five-year interest rate swap agreement on May 31, 2007 with a notional amount of $50.0 million to fix the interest rate on one-third of the outstanding debt. In addition, the Company amended its revolving credit facility to provide an $80 million, five-year revolving asset-backed credit facility. At the end of the third quarter of 2007, usage under the revolving asset-based credit facility was $10.0 million borrowed and $3.4 million of standby letters of credit, with $66.6 million unused and available. The weighted average cost of borrowing as of August 31, 2007 was 7.8%, a significant improvement from the average rate of 10.8% during fiscal year 2006.

Consolidated EBITDA for the third quarter of 2007 was $14.2 million versus $13.3 million for the third quarter of 2006, while Consolidated EBITDA for the twelve months ended August 31, 2007 was $42.6 million, versus $41.7 million as of May 31, 2007 and $49.5 million as of August 31, 2006. OMNOVA’s leverage ratio of net debt-to-Consolidated EBITDA was 3.4 times at August 31, 2007, compared to 3.7 times at May 31, 2007 and 3.6 times at August 31, 2006. An explanation of how the Company defines Consolidated EBITDA and net debt and reconciliations of Consolidated EBITDA to income (loss) from continuing operations and net debt to total debt are provided in the Non-GAAP and Other Financial Measures section of this earnings release.

Performance Chemicals—Net sales during the third quarter of 2007 increased 15.6% to $126.7 million versus $109.6 million in the third quarter of 2006, driven by volume increases of $9.5 million, higher selling prices of $7.2 million and $0.4 million of favorable foreign exchange translation. Segment operating profit was $7.9 million for the third quarter of 2007, down from $8.2 million for the third quarter of 2006 but up substantially from $5.8 million in the second quarter of 2007. The year-over-year operating profit decline is attributable to raw material cost increases of $9.0 million and higher transportation costs of $0.8 million, partially offset by selling price increases of $7.2 million, and profit of $2.1 million on the additional volumes. New record-high prices for styrene and butadiene were reached in the third quarter of 2007, and vinyl acetate monomer also increased, as total raw material costs were up 12% versus the third quarter of last year. Segment operating profit margin was 6.2% for the third quarter of 2007 as compared to 7.5% for the third quarter of 2006 and 5.0% for the second quarter of 2007. Focused cost reductions, LEAN SixSigma initiatives

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and OMNOVA’s SAP business planning system have led to year-to-date reductions of approximately $4.0 million in SG&A and manufacturing costs. Pounds produced per employee have increased over 10% year-to-date, while segment headcount at August 31, 2007 was down 30 positions, or 5.9%, versus August 31, 2006.

During the third quarter, volumes in paper chemicals increased year-over-year and above industry trends, positively impacted by additional volume with industry-leading paper and paperboard producers and trialing activity of the Company’s innovative GenCryl® Pt™ product, a high-strength latex binder for high-grade coated paper applications. In carpet chemicals, the Company experienced double-digit volume declines due to weakness in new residential construction and refurbishment markets. Volumes in specialty chemicals were up, led by increases in industrial coatings and tape applications. The Company expects year-over-year volume increases in Performance Chemicals in the fourth quarter of 2007 based on continuing sales from new customer wins. Raw material input costs remain volatile, with oil prices recently exceeding $80 per barrel. Vinyl acetate monomer and acrylates, two key raw materials, are currently in short supply and on industry-wide allocation.

Decorative Products—Net sales were $70.1 million during the third quarter of 2007, an increase of $4.6 million or 7.0% versus the third quarter of 2006. The sales increase was due to higher volumes of $4.7 million and favorable foreign exchange translation of $1.0 million, partially offset by lower pricing of $1.1 million. Segment operating profit was $2.3 million for the third quarter of 2007 as compared to operating profit of $2.5 million for the third quarter of 2006, or a decline of $0.2 million. Key factors impacting the third quarter 2007 operating profit decline were higher manufacturing and transportation costs of $0.4 million and lower pricing of $1.1 million, partially offset by profit of $1.4 million on the additional volumes. Segment operating margin was 3.3% for the third quarter of 2007 as compared to 3.8% for the third quarter of 2006. The segment’s operating profit for the third quarter of 2007 included charges of $0.1 million related to restructuring and severance actions.

During the quarter, domestic contract interiors, coated fabrics and Muraspec U.K. all achieved year-over-year sales growth despite several weak end-use markets. In laminates, sales were down only 1% versus a year ago despite extremely weak residential kitchen and bath, manufactured housing and recreational vehicle markets, as the Company gained

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market share after a competitor exited the business early in the year. In performance films, the Company secured additional pool liner volume commitments for 2008 after extensive trialing. In contract interiors, year-to-date digital mural sales are up over 50%, with trials and sampling ongoing at several large hospitality accounts. Price increases of 3 to 5% were implemented in September across various laminate, performance film and coated fabric products. Raw material prices, especially polyvinyl chloride (PVC) resin and plasticizer, are expected to increase in the fourth quarter of 2007.

Earnings Conference Call—OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, September 18, 2007, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EDT, September 25, 2007. A telephone replay will also be available beginning at 2:30 p.m. EDT on September 18, 2007, and ending at 11:59 p.m. EDT on September 25, 2007. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 884646.

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Non-GAAP and Other Financial Measures

Reconciliation of segment sales and operating profit to consolidated net sales and income (loss) from continuing operations before income taxes

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is useful for providing the investor with an understanding of the Company’s business and operating performance.

(Dollars in millions)	Three Months Ended August 31,		Nine Months Ended August 31,
	2007	2006	2007	2006
Performance Chemicals	$126.7	$109.6	$348.9	$330.4
Decorative Products	70.1	65.5	200.7	192.3

Total Sales	$196.8	$175.1	$549.6	$522.7

Performance Chemicals	$7.9	$8.2	$17.3	$22.3
Decorative Products	2.3	2.5	5.7	8.4

Total Segment Operating Profit	10.2	10.7	23.0	30.7
Interest expense	(3.3)	(5.1)	(12.6)	(15.5)
Corporate expense	(2.4)	(4.4)	(8.4)	(11.2)
Debt redemption expense	—	—	(12.4)	—

Income (Loss) From Continuing Operations Before Income Taxes	$4.5	$1.2	$(10.4)	$4.0

Capital expenditures	$4.2	$4.5	$10.3	$8.3

Segment operating profit for the three and nine months ended August 31, 2007 was impacted by a number of items which are discussed earlier in this press release. These items include for the three months ended August 31, 2007 restructuring and severance charges of $0.1 million and for the first nine months of 2007 restructuring and severance charges of $0.3 million. Management excludes these items when evaluating the results of the Company’s ongoing business.

Reconciliation of income (loss) from continuing operations to Consolidated EBITDA and total debt to Net Debt

This earnings release includes Consolidated EBITDA and Net Debt which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Consolidated EBITDA is calculated in accordance with the definition of Consolidated EBITDA as set forth in the Company’s $150,000,000 Term Loan Credit Agreement dated as of May 22, 2007 and excludes charges for interest, taxes, depreciation and amortization, amortization of deferred financing costs, net earnings of joint ventures less cash dividends, net earnings of foreign subsidiaries less cash dividends, loss on debt transactions, gains or losses on sale or disposal of capital assets, loss from write-down of non-current assets, non-cash income or expense for the Company’s pension plans, gains or losses from changes in the LIFO reserve, and non-cash charges for the 401(k) company match. Net Debt is calculated as total debt and outstanding letters of credit less cash, cash equivalents and restricted cash. Consolidated EBITDA and Net Debt are not measures of financial performance under GAAP. Consolidated EBITDA and Net Debt are not calculated in the same manner by all companies and accordingly are not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. Consolidated EBITDA and Net Debt should not be construed as indicators of the Company’s operating performance or liquidity and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data which are all prepared in accordance with GAAP. Consolidated EBITDA and Net Debt are not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. Management believes that presenting this information is useful to investors because these measures are commonly used as analytical indicators to evaluate performance, allocate resources and measure leverage capacity and debt service ability. Set forth below are the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

(Dollars in millions) Reconciliation of income (loss) from continuing operations to Consolidated EBITDA	Three Months Ended August 31,		Nine Months Ended August 31,
	2007	2006[1]	2007	2006[1]
Income (loss) from continuing operations	$4.5	$1.2	$(10.4)	$3.9
Interest	3.3	5.1	12.6	15.5
Taxes	—	—	—	.1
Depreciation and amortization	5.0	5.3	15.1	15.9
Amortization of deferred financing costs	.1	.3	.6	.8
Net earnings of joint ventures less cash dividends	(.5)	(.6)	(1.2)	(2.1)
Net earnings of foreign subsidiaries less cash dividends	(.4)	(.3)	(.6)	(1.0)
Loss on debt transactions	—	—	12.4	—
Gains or losses on sale or disposal of capital assets	.2	—	.2	—
Loss from write-down of non-current assets	—	—	—	—
Non-cash income or expense for pension plans	1.5	1.3	4.6	4.0
Gain or loss on change in LIFO reserve	—	.4	.1	.4
Non-cash charge for 401(k) company match	.5	.6	1.6	1.5

Consolidated EBITDA	$14.2	$13.3	$35.0	$39.0

(Dollars in millions) Reconciliation of total debt to Net Debt	August 31, 2007	November 30, 2006	August 31, 2006
Total debt	$159.6	$165.0	$184.4
Outstanding letters of credit	3.4	3.5	3.5
Cash and cash equivalents	(12.4)	(26.4)	(9.6)
Restricted cash	—	(12.3)	—

Net Debt	$150.6	$129.8	$178.3

[1]

For the three months and nine months ended August 31, 2006, the calculation of Consolidated EBITDA has been revised to conform to the new Consolidated EBITDA calculation method as defined in the Company’s $150,000,000 Term Loan Credit Agreement dated as of May 22, 2007.

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This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic”, “likely,” “will,” “would,” “could,” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition, significant accounting policies and management judgments, among other things, and include statements based on current expectations, estimates, forecasts and projections. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks, changes in prevailing governmental policies and regulatory actions, and litigation risks inherent in the Company’s business. Some important risks, uncertainties and factors that could cause the Company’s actual results or outcomes to differ materially from those expressed in or implied by its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; adverse litigation judgment and absence of or inadequacy of insurance coverage for such judgment; prolonged work stoppage resulting from labor disputes with unionized workforce; acts of war or terrorism, natural disasters or other acts of God; ability to successfully develop and commercialize new products; customer and/or competitor consolidation; customer ability to compete against increased foreign competition; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; ability to successfully implement productivity enhancement and cost reduction initiatives; changes in governmental and regulatory policies; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; the Company’s strategic alliance and acquisition activities; assumptions used in determining pension plan expense and funding, such as return on assets and discount rates and changes in funding regulations; compliance with extensive environmental, health and safety laws and regulations; and substantial debt and leverage and the ability to service that debt. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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OMNOVA Solutions Inc. is a technology-based company with 2006 sales of approximately $700 million and a current workforce of 1,700 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.OMNOVA.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2007	2006	2007	2006
Net Sales	$196.8	$175.1	$549.6	$522.7

Costs and Expenses
Cost of goods sold	160.0	137.2	445.6	409.8
Selling, general and administrative	24.1	26.1	74.5	78.8
Depreciation and amortization	5.0	5.6	15.7	16.7
Restructuring and severance	.1	—	.5	—
Interest expense	3.3	5.1	12.6	15.5
Equity earnings in affiliates, net	(.5)	(.6)	(1.2)	(2.1)
Debt redemption expense	—	—	12.4	—
Other expense (income), net	.3	.5	(.1)	—

	192.3	173.9	560.0	518.7

Income (Loss) From Continuing Operations Before Income Taxes	4.5	1.2	(10.4)	4.0
Income tax expense	—	—	—	.1

Income (loss) from continuing operations	4.5	1.2	(10.4)	3.9
Discontinued operation, net of tax:
Income (loss) from operations	—	2.1	—	.4

Net Income (Loss)	$4.5	$3.3	$(10.4)	$4.3

Basic and Diluted Income (Loss) Per Share
Income (loss) from continuing operations	$.11	$.03	$(.25)	$.09
Income (loss) from discontinued operations	—	.05	—	.01

Net income (loss) per share	$.11	$.08	$(.25)	$.10

OMNOVA SOLUTIONS INC.

Condensed Balance Sheets

(Dollars in millions, except per share amounts)

	August 31, 2007	November 30, 2006
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$12.4	$26.4
Accounts receivable, net	103.6	94.4
Inventories	40.3	33.4
Deferred income taxes	.3	.3
Prepaid expenses and other	3.5	3.3

Total Current Assets	160.1	157.8

Restricted cash	—	12.3
Property, plant and equipment, net	135.1	138.5
Trademarks and other intangible assets, net	4.6	5.7
Investments in joint ventures	22.5	19.1
Other assets	4.9	5.5

Total Assets	$327.2	$338.9

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Short-term debt	$1.5	$—
Accounts payable	71.7	58.2
Accrued payroll and personal property taxes	11.9	14.2
Accrued interest	.1	9.3
Employee benefit obligations	5.0	5.1
Other current liabilities	4.3	6.7

Total Current Liabilities	94.5	93.5

Long-term debt	158.1	165.0
Postretirement benefits other than pensions	10.1	17.1
Pension liabilities	6.9	3.0
Deferred income taxes	.3	.3
Other liabilities	9.9	11.5

Total liabilities	279.8	290.4

Shareholders’ Equity
Preference stock—$1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock—$0.10 par value; 135 million shares authorized; 43.4 million shares issued	4.3	4.3
Additional contributed capital	314.5	313.8
Retained deficit	(246.9)	(236.6)
Treasury stock at cost; .9 million and 1.1 million shares at August 31, 2007 and November 30, 2006, respectively	(7.2)	(8.4)
Accumulated other comprehensive loss	(17.3)	(24.6)

Total Shareholders’ Equity	47.4	48.5

Total Liabilities and Shareholders’ Equity	$327.2	$338.9